Exhibit 4.15

AMENDMENT NO. 6 TO
THE 1996 LONG TERM INCENTIVE PLAN FOR NON-EMPLOYEE
DIRECTORS OF THE COOPER COMPANIES, INC.

WHEREAS, The Cooper Companies, Inc. (the “Company”) has adopted The 1996 Long Term Incentive Plan for Non-Employee Directors of The Cooper Companies, Inc. (the “Plan”); and

WHEREAS, Section 11 of the Plan permits the Board of Directors of the Company to amend the Plan, subject to certain limitations; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan is hereby amended as follows:

FIRST: The first and second sentences in Paragraph (a) of Section 6 of the Plan are hereby amended by deleting the sentences in their entirety and inserting the following in their stead:

Each Annual Restricted Stock Grant presented to a Non-Employee Director shall entitle the recipient to purchase 500 shares of Restricted Stock.

In the case of a Non-Employee Director who joins the Board after Annual Restricted Stock Grants have been made for a given fiscal year, such new Non-Employee Director shall be entitled to purchase 500 shares of Restricted Stock, multiplied by a fraction, the numerator of which shall be the number of months during the fiscal year that such person will serve as a Non-Employee Director (which shall include as a full month the month that service commences) and the denominator of which shall be 12 (a “Mid-Year Restricted Stock Grant”).

SECOND: The third sentence of Paragraph (a) of Section 6 is hereby deleted in its entirety.

THIRD: The fourth sentence of Paragraph (a) of Section 6 is hereby deleted in its entirety.

FOURTH: The second sentence of Paragraph (d) of Section 6 is hereby amended by deleting the sentence in its entirety and inserting the following in its stead:

Restrictions on Restricted Stock purchased pursuant to each Annual Restricted Stock Grant or Mid-Year Restricted Stock Grant shall be removed upon the earlier to occur of (a) the Average Closing Price after the Annual Restricted Stock Grant has been made appreciating a minimum of 10% over the Fair Market Value of the stock on the date of grant, and, in the case of a Mid-Year Restricted Stock Grant, the Average Closing Price

after the Mid-Year Restricted Stock Grant has been made appreciating a minimum of 10% over the Fair Market Value of the stock on date of grant, or (b) the passage of five years from the date of grant of a particular Annual Restricted Stock Grant or Mid-Year Restricted Stock Grant.

FIFTH: The provisions of Paragraphs First through Sixth hereof shall be effective as of November 4, 2002.

SIXTH: Except to the extent herein above set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment No. 6 to the Plan to be executed by a duly authorized officer of the Company as of November 4, 2002.

THE COOPER COMPANIES, INC.

By:	/s/ CAROL R. KAUFMAN
Title:	Vice President of Legal Affairs